IVY FUND

                    BUSINESS MANAGEMENT AGREEMENT SUPPLEMENT

                                 Ivy Canada Fund

         AGREEMENT made this 31st day of December, 1994, by and between Ivy Fund (the "Company") and Ivy Management Inc. (the "Manager").

         WHEREAS, the Company is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Directors of the Company from time to time;

                  WHEREAS, a separate class of shares of the Company is offered to investors with respect to each investment portfolio;

                  WHEREAS, the Company has adopted a Master Business Management Agreement ("Master Agreement") dated December 31, 1991, pursuant to which the Company has appointed the Manager to provide the business management services specified in that Master Agreement; and

                  WHEREAS, Mackenzie Canada Fund (the "Fund") is a separate investment portfolio of the Company.

                  NOW, THEREFORE, the Directors of the Company hereby take the following actions, subject to the conditions set forth:

                  1. As provided for in the Master Agreement, the Company hereby adopts the Master Agreement with respect to the Fund, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Fund, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

                  2. The term "Fund" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Fund.

                  3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Fund shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Fund during the preceding month at the annual rate of 0.50% of the Fund's average daily net assets.

                  4. This  Supplement and the Master  Agreement  (together,  the
         "Agreement") shall become effective with respect to the Fund on November 1, 1990 and shall continue in effect with respect to the Fund for a period of more than two years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Company's entire Board of Directors and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Company's Independent Directors. This Agreement may be terminated with respect to the Fund at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Manager or by the Manager on 60 days' written notice to the Company. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
         Act).

                              IVY FUND, on behalf of Ivy Canada Fund



                              By:      /s/ Michael G. Landry
                                       TITLE:  President


                              IVY MANAGEMENT, INC.


                              By:      /s/ Michael G. Landry
                                       TITLE:  President